Exhibit 99.2

Statements in the following transcript concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, risks associated with acquisitions, risks inherent in international operations, NeuCo’s performance, management of new offices, dependence on growth of the Company’s business consulting practice, the ability of the Company to integrate successfully new consultants into its practice, intense competition, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this transcript.

The following is a transcript of our conference call that took place on September 30, 2004.

Operator:  Good day and welcome, everyone, to the Charles River Associates third-quarter fiscal 2004 conference call.  Today’s call is being recorded.

A replay of today’s call will be available beginning at 2:00 p.m. Eastern Time today and will run through Wednesday, October 6th, at midnight.  The rebroadcast dial number is 719-457-0820 and you’ll be asked for the confirmation code, which is 844-077.  Again, that number is 719-457-0820 with a confirmation code of 844-077.  May also listen to the Webcast on CRA’s Web site located at www.CRAI.com.

In addition, today’s news release is posted on the site for those of you who did not receive it by e-mail or fax.

With us today are CRA’s President and Chief Executive Officer, Mr. James Burrows; and Executive Vice President and Chief Financial Officer, Mr. Phil Cooper.

At this time for opening remarks I would like to turn the call over to Mr. Cooper.  Please go ahead, sir.

Phil Cooper:  Thank you, Chris.  Statements in this conference call concerning the future business, operating results, and financial condition of the company are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations as of today, September 30, 2004, and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance results may differ materially due to many important factors.

Such factors that could cause actual results to differ materially from any forward looking statements made by the company include, among others, dependence upon key personnel, attracting and retaining quantified consultants, dependence upon outside experts, intense competition, the integration of InteCap, and professional liability.  Further information on potential factors that could affect the company’s financial results is included in recent filings with the SEC.

Jim.

James Burrows:  Thanks, Phil.  CRA reported strong top and bottom results in the third quarter driven by robust performance in several of our practice areas, particularly finance, pharmaceuticals, and energy and environment, as well as a full quarter of InteCap revenue.  In addition, strong demand for our services enabled us to maintain utilization rates at the second quarter level of 81 percent.

For the quarter, revenue increased 50 percent to $74.2 million from $49.4 million in Q3 of fiscal 2003.  Organic revenue growth – that is revenue growth excluding revenue attributable to InteCap and reimbursables – was approximately 15 percent.  Third-quarter includes roughly $17 million attributable to InteCap offices, slightly ahead of expectations.

Looking at the bottom line, third-quarter net income was up 58 percent year over year to $5.4 million, or 52 cents per diluted share, compared with $3.1 million, or 34 cents, in Q3 of last year.

CRA’s finance practice continues to perform strongly with revenue growing well over 50 percent year over year and about 20 percent sequentially on a normalized quarter basis in Q3 over Q2.  The finance practice growth is attributable to increased demand for our services in general securities litigation, alleged accounting malpractice, and general finance (base) litigation.

And as you can tell by the level of growth in finance all year, year-over-year growth for the first three quarters is almost 50 percent.  We continue to be the beneficiaries of this changing marketplace.  We expect this market to continue to grow in the coming quarters as Sarbanes-Oxley becomes and more integral part of the way companies do business in the United States and the standards for financial reporting become more exacting.

Because of the timing of specific projects, revenue from our compensation practice decreased modestly, approximately five percent, from Q3 of last year.  However, the practice is up over 10 percent on a year-to-date business compared to the same period last year.  The compensation practice continues to work in a wide variety of engagements.  For example, during the quarter, CRA Vice President (James Melsock) recently provided expert testimony in a dispute between two meat processing companies in New Zealand.  The dispute involved a claim of anti-competitive conduct against CRA’s client (AFSCO) New Zealand, Ltd.  On the basis of James’ testimony, the court rejected the claim and (AFSCO) was successful in all aspects of the case.

The European Commission has issued a statement of objections, finding that Visa has acted not – anti-competitively in seeking to exclude Morgan Stanley Dean Witter from acting as a merchant acquirer of Visa Credit Cards in Europe.  CRA continues to advise Morgan Stanley Dean Witter on this matter.  Senior Consultant and CRA Board Member Professor Carl Shapiro, of Berkeley, will testify on behalf of the (FTC) in a significant litigation matter that has important implications for gasoline prices in California and potentially for gasoline prices nationwide.

Energy company Unocal asserts that it has patents covering most gasoline sold in California.  The (FTC) is challenging Unocal’s right to assert those patents on antitrust grounds.  The (FTC) versus Unocal trial is scheduled to start October 19th.  Our Business Consulting Practices Group revenue increased almost 20 percent year-over-year driven by strength in energy and environment, pharmaceuticals, and aerospace and defense.  Q3 revenue in the energy and environment practice increased almost 50 percent year over year and over 25 percent sequentially on a normalized basis.

CRA continues to work in several large and complex bankruptcy-related cases for energy companies.  These cases include analysis of the electricity and gas markets and contract and regulatory disputes.  Clients include Enron, (Morad), and National Energy and Gas Transmission, Inc.  These engagements are likely to generate revenue well in the seven figures this fiscal year and we anticipate the work to continue into fiscal year ‘05.

On our Q2 call, we announced a large electricity project with Ireland’s (Electricity Supply Board).  We completed a major piece of work in Ireland’s electricity in the third quarter of 2003 and had expected the project to continue into FY ‘05.  As of right now, the government has suspended its consideration of new regulatory structures and the work on the project has stopped.  However, we are continuing work with (ESP&G) in Ireland and are pursuing further opportunities in that arena.

The work in other areas of the energy and environment practice remains robust and we expect expanded work in a number of areas, especially work related to the Federal Energy Regulatory Commission’s various rule makings and proceedings with regard to (competitive) electricity markets.  Revenue from the chemicals and petroleum practice declined modestly from the prior year.  Safety and security issues in Saudi Arabia resulted in suspending work for a major energy corporation in the region.  We do, however, anticipate renewed work as the security situation improves in the region.

In the third quarter, we continued to work on major corporate restructuring programs in the specialty chemical sector.  We also performed a variety of major performance improvement initiatives for major oil and gas producers.  For example, for a large specialty chemical company that was facing eroding prices, increased production costs, and commoditization of parts of its product portfolio, CRA identified and implemented a cost-reduction strategy that aligned with its overall business strategy and yielded sustained benefits.

We performed a detailed profitability analysis at the customer product and plant level.  We identified new asset options and helped the client choose the best one.  Then we developed a detailed implementation plan and led the restructuring effort, working with the client’s transition teams and monitoring performance.  In the area of performance improvement, we led a process to improve the operational effectively for maintenance supply chain activities of a major integrated oil company.

This involved a deep analysis of their global spending, a re-segmentation of their spending based on like economic characteristics, and the development of cost-reduction priorities.  We developed a road map with $100 million in savings targeted (on) approximately $2 billion in spending.  As we mention last quarter, within our (CMP) practice we are encouraged by improving business prospects and utilization rates outside of the Middle East region and believe that revenue from clients in North America and Europe will continue to grow.

Pharmaceutical, aerospace and defense, and transportation revenue all grew on a year-over-year basis, reflecting deepening relations with existing and selected new clients and continuing growing client needs within those industries.  Looking at our business from a geographic perspective, revenue recorded by our non-U.S. subsidiaries represented 10 percent of total revenue in Q3 compared with 12 percent in Q2 of fiscal ‘04 and 14 percent in Q3 of fiscal ‘03.

The addition of InteCap with a larger domestic presence lowered the percentages of international revenue by about three percentage points in Q3 and one percentage point in Q2.

We are actively evaluating opportunities to strengthen our presence and boost revenues overseas.  In particular, we are continuing to invest in our client relationships and recruiting (complimentary) staff to build our brand and help accelerate our growth, as well as seeking select acquisitions that can leverage our existing London resources to pursue opportunities in the U.K. and continental Europe.

Turning to NeuCo.  Our NeuCo Network software subsidiary posted Q3 revenue of about $1.4 million, including approximately $400,000 from the Department of Energy contract, compared with 1.5 million in Q3 of ‘03 and 1.8 million in Q2 of this year, which had included $300,000 from the DOE contract.  As we have previously stated, we expect NeuCo revenue to grow over time but with near-term volatility, which was the case in the third quarter.  While we’re disappointed with NeuCo’s revenue in Q3, demands remain high for technology solutions that enable (electric) power generators to improve efficiency and reduce emissions.

On the head-count front, we made progress toward our full-year growth initiative adding 19 consultants in Q3.  We continue to expect head-count by the end of FY ‘04 to be at least 10 percent above FY ‘03 year-end levels in addition to acquisition-related growth.  Of particular note on the recruiting front in this quarter, we hired Tom Blake, an expert in corporate finance valuation in damages estimation, and he has joined as a CRA Vice President with the firm’s finance practice.

Tom comes to CRA from Ernst & Young where he his 32 years of experience included 24 as a partner.  For the past 14 years he was managing partner of E&Y’s New England Investigative and Dispute Services practice and also led the firm’s securities, mergers, and acquisitions and bankruptcy Litigation practices.  Also during the quarter we brought on board (Samir Baraket) as a Senior Consultant to the firm’s energy and environment practice.  (Sam’s) expertise is in litigation economics, valuation studies, regulatory policy and pricing, and strategic planning, and he has worked extensively for electronic utilities, other energy companies and solid waste firms.

(Sam) comes to CRA having previously worked as Vice President for Customer Strategies at PG&E Energy Services.  Turning to InteCap, performance was strong in Q3, our first complete quarter with InteCap as part of CRA.  Revenue was at a run rate of slightly more than about $1 million per week, as expected.  I should also point out that in accordance with InteCap’s historic practice, billing rates for InteCap consultants were increased in July, although the full rate was not effective immediately for all clients.

We expect to see the full impact of the rate increase in Q4.  The integration of InteCap continues smoothly and we continue consolidating office locations.  Integration of our financial, HR, and IT systems and infrastructure has been completed.  The staff members of the two companies have begun to blend together and are already working together on a number of projects, including new engagements in transfer pricing, commercial damages, and intellectual property disputes and strategy.  As a result of this continuing integration, we may not be able to separately identify InteCap revenue after this fiscal year.

With that I’ll now turn the call over to Phil, who will discuss the financials in more detail.  Phil.

Phil Cooper:  Thanks, Jim.  As always, for those of you are not familiar with CRA, I’d like to start my comments by reminding you that CRA’s fiscal year operates on 13 four-week cycles and produces quarters unequal in length.  Q3 is a 16-week quarter, while Q1, Q2, and Q4 typically are 12-weeks each.  When we describe some Q3 results as normalized, we have pro rated the results from the actual 16-week Q3 quarter to represent a 12-week quarter.

Turning the financial results.  As Jim said, Q3 revenue increased 50.2 percent to $74.2 million.  Of that amount, InteCap contributed $17.3 million to CRA’s Q3 revenue.  We are sharing this information this quarter to give investors some insight into a full-quarter’s contribution of InteCap as part of CRA, but going forward, especially next year, we do not expect to break out InteCap’s performance as its staff becomes more deeply integrated into the overall company and projects are not as clearly delineated.

Third quarter gross margin for all CRA was 38.6 percent, a 60 basis-point decrease from the 39.2 percent in Q3 of fiscal 2003 and a 320 basis-point sequential decline from the 41.8 percent in Q2 of this year.  As I will elaborate later, the lower gross margin in Q3 is more than offset by a decrease in SG&A expense as percentage of revenue.  Total reimbursable expense was $10.6 million for Q3 2004, or 14.2 percent of revenue, compared with $7.5 million, or 15.1 percent of revenue, for Q3 2003 and $6. million, or 13.9 percent of revenue, in Q2 of 2004.

Total consultant utilization in Q3 was 81 percent, consistent with the 81 percent reported in Q2 of fiscal 2004 and a dramatic increase from the 72 percent reported in the comparable period of fiscal 2003.  We are particularly pleased with our ability to maintain utilization at the Q2 level, especially since it’s better than 80 percent despite the normal seasonal drop we might experience in Q3.  Our finance practice is firing on all cylinders and we have been steadily allocating staff to the practice’s data-intensive projects while still keeping utilization strong.  InteCap staff also achieved a high utilization rate in Q3.  Base on our Q3 performance, we now expect full-year fiscal 2004 utilization to be at 78 to 80 percent, above the 76-to-78 percent target range that we had indicated earlier.

SG&A expense was the third quarter was $17.2 million, or 23.2 percent of total revenue, compared with $13.3 million, or 27 percent, of revenue in Q3 of fiscal 2003 and $12.3 million, or 27 percent of revenue, in Q2 of fiscal 2004.  The year-over-year and sequential improvements in

SG&A are the result of lower performance payments to outside consultants compared with prior periods as well as CRA’s continued success in carefully managing its operating expenses.

In addition, virtually all of InteCap’s revenue is sourced by full-time employees.  The bonuses related to this are accrued in cost of services.  In contrast, in legacy CRA, 20 to 30 percent of revenue is sourced by non-employee consultants.  Performance payments to these consultants are included in SG&A.  As a result, other things being equal, the merged entity will have a tendency for both lower gross margins and lower SG&A expense ratios.

Third quarter operating income increased 89.1 percent to $11.4 million compared with $6 million in Q3 of fiscal 2003.  Operating margin was 15.4 percent compared with 12.2 percent in the third quarter of fiscal 2003 and 14.8 percent in the second quarter of this year.  As many of you know, we have been driving to increase our operating margins to 15 percent or better.  We are quite pleased that in this quarter and last we have been operating in this neighborhood and would hope to be able to sustain operating margins at this level or better.

I’d now like to make a few comments about our tax rate.  You’ll notice in our new release that CRA’s effective tax rate for the third quarter was 51.5 percent and 47 percent year-to-date, up from 43 percent last year and in our two earlier quarters this year.  The change in our tax rate for the quarter is due to operating losses which we are incurring in some of our international subsidiaries, primarily in the U.K.  The extra four and a half percentage points in this quarter’s effective tax rate over the total year expected rate of 47 percent generated an increase in taxes for Q3 of almost $500,000.

As we mentioned earlier, our U.K. business consulting operation is dependent in part upon chemicals and petroleum consulting engagements originate in the Middle East.  Because of the continued instability in the region, we have been unable to capitalize on work that’s there and as a result have incurred operating losses that we are unable to deduct against U.S. profits.  We are taking steps to diversify the revenue base in London, which as Jim said includes targeting (rain-maker) consultants and select acquisitions that will accelerate our growth and allow us to apply some currently under-utilized assets.

During the quarter, we incurred a foreign exchange loss of about $200,000 versus a gain of about $300,000 for Q2.  Year to date, we have incurred a net loss of about $200,000.  The swings in the currency movement are largely due to movement between U.S. dollars and pounds sterling.  As mentioned in the Q2 call, we have begun to manage our foreign exchange exposure more actively through frequent setting of inter-company account balances and by self-hedging our foreign dollar position.

Net income grew 58 percent year over year to $5.4 million, or 52 cents per diluted share, from $3.4 million, or 34 cents per diluted share, in Q3 of fiscal 2003.  EPS in Q3 was calculated using 10.4 million weighted average diluted shares outstanding compared with 10 million shares outstanding in Q3 of fiscal 2003.  If not for the higher tax rate in Q3, net income and EPS would have been considerably higher in the quarter.

Professional head-count stood at 498 at the end of Q3.  This compares with 479 at the end of Q2.  Our current junior-to-senior staff breakdown is 173 junior consultants and 325 senior consultants.  We continue to expect net head-count additions by the end of fiscal 2004 of at least 10 percent over fiscal 2003 year-end levels apart from acquisition-related growth, and we have some hiring initiatives that may push this figure even higher.

Looking at the balance sheet, billed and unbilled receivables remain consistent on a sequential basis at $70.5 million.  Current liabilities are up to $46.9 million at the end of Q3 compared to 39.8 million at the end of Q2 due primarily to timing of bonus payments.  Total DSOs, day sales outstanding, were 101 days in Q3, consistent with Q2.  This consists of 34 days of unbilled and 67 days of billed in Q3 compared with 43 days of unbilled and 58 days of billed in the sequential second quarter.  We continue to target DSOs in the 95-to-100-day range but are pleased that we have been able to bring down the unbilled component of DSOs from 43 to 34, because that is the component that is more under our management control.

Cash and equivalents in long-term investments stood at approximately $63 million at the end of Q3, up from about $26 million at the end of Q2, reflecting our convertible bond issuance, which I will be discussing in greater detail later.  Depreciation and amortization expense was $1.8 million following our acquisition of InteCap.  We had preliminarily booked $6.5 million in amortizable intangibles.  This past quarter we engaged an outside appraiser to determine the appropriate level of amortization and good will.

Our Q3 results reflect lower amortizable intangibles for InteCap in line with the recommendations of the independent appraisal.  InteCap also had approximately $17 million of net deferred tax assets that were fully reserved at the time of the acquisition.  If we determine that the reserve on these tax assets is not needed, the allocation of the purchase price will be adjusted in the future.  CRA has not completed the evaluation and allocation of the purchase rights associated with these assets.

Turning briefly to our results for the first three quarter of fiscal 2004.  Total revenue was $158.4 million, up 27.3 percent from $124.4 million in the same period of fiscal 2003.  Operating income in the first three quarters of fiscal 2004 of 23.1 million was 59.3 percent higher than the 14.5 million reported in the comparable period is fiscal 2003.  Net income increased 42 percent to $12 million from 8.4 million.  EPS totaled $1.13 compared with 88 cents a year earlier.  EPS in the first three quarters of fiscal 2004 was calculated using 10.6 million shares outstanding compared with 9.6 million shares outstanding for the first three quarters of fiscal 2003, a diluted share-counts increase of greater 10 percent.

Before turning the call back to Jim, I’d like to mention some aspects of our contingent convertible debt offering.  CRA completed a $90-million convertible bond offering in Q3.  $75 million of the bonds were sold on June 21st, and on June – July 1st an additional 15 million were sold pursuant to the full exercise of over-allotment option, or (green shoe).  The bond is a 30-year bond and has a coupon of 2.875 percent.  Although we may be required to pay contingent interest after seven years, if certain conditions are met we may be able to realize a corresponding tax and cash-flow benefit in the meantime.

The bonds have a seven-year no-call no-put provision and have a conversion price of $40 per share.  The bonds may be converted only if certain contingencies are met.  For example, when CRA stock exceeds $50 per share for a specified period of time.  CRA used the $90-million proceeds for a $20-million share repurchase, a pay-down of the nearly $40-million revolving credit line we have with Citizens Bank.  And after paying financing fees, this left approximately $27 million for general corporate purposes, including potential future acquisitions.

Turning to the accounting aspects of this.  At its early July meeting, the Emerging Issues Taskforce – that is EITF – of the Financial Accounting Standard Board, or FASB, reached a tentative conclusion that the contingently issuable shares guidance in statement 128 does not apply to convertible debt.  As a result, the dilutive effect of contingently convertible debt should be included in the calculation of diluted earnings per share immediately upon issuing – issuance of the instrument, generally using the so-called “if converted method.”

However, the EITF’s proposed accounting treatment does not affect our ability to use the Treasury method of counting, because it is CRA’s policy and intent to settle the (par) value in cash, which would generate a much less dilutive impact on earnings per share.  To enable this, we have structured the bond (diventure) so that we can unilaterally amend it to commit contractually or hardwire the settlement of the (par) value of the bond (diventure) with cash.

The current state of the accounting treatment of contingent convertible bonds is not yet entirely clear.  And, in fact, there was an EITF Webcast on the subject earlier this morning.  Still, as previously stated, CRA quantifies for the Treasury stock method of accounting in which there will be no share dilution until its stock price exceeds $40 per share, because we have the flexibility I have mentioned to elect on a timely basis to hardwire cash settlement of the (par) value of the bond.

Indeed, there is also an outside possibility that CRA will not have to report dilution, and even then only to the extent that shares are in the money, until our share price exceeds the higher so-called  “(coco trigger price,” our $50 contingent conversion price, which share – CRA’s share price must exceed for a specified period of time before a bond holder could actually request conversion.

In addition, there remains a further possibility that FASB may conclude that issuers will still be able to retain the Treasury method of accounting even without electing to hardware the cash settlement provision.  CRA is keeping its options open to make the hardwire election pending final FASB conclusions on the accounting treatment.  Consistent with current accounting standards we report today, our third quarter financial is without any dilutive share-count impact on the issuance of convertible bonds.

Jim.

James Burrows:  Thanks, Phil.  Just to recap.  Overall we believe (that) our excellent Q3 performance is reflective of the benefits of our strategy of growing both organically and through acquisitions.  We recorded organic growth of about 15 percent while at the same time management resources were focused on the integration of InteCap.  The integration of InteCap continues nearly seamlessly and is extremely encouraging from the perspective of pursuing additional acquisitions.

Operating margins in the quarter were strong as we continue to manage our costs effectively.  Our net income growth was substantial despite the higher ((inaudible)) tax rate.  I mentioned last quarter that we believed Q2 was the turning point for CRA, and our Q3 results validate that statement.  Based on our performance in Q3, we are once again raising our full-year fiscal 2004 guidance.  We now expect the full-year fiscal 2004 revenue growth will be in the range of 30 to 35 percent, up from our previous guidance of 25 to 30 percent over fiscal 2003.

Our new expectation reflects a forecast of continued strength in both our legacy CRA practices and InteCap as well as an anticipated four-year utilization rate of 78 to 80 percent.  We are increasing our expected annual growth in income from operations from 35-to-45-percent range to 40 to 50 percent.  As a result, we now anticipate that annual earnings per dilutive share will increase in the 30-to-35-percent range, up from our previous EPS guidance of 20 to 25 percent over fiscal 2003.

With that I will ask the operator to open the call for questions.  Chris?

Operator:  Thank you, sir.  At this time, ladies and gentlemen, if you would like to ask a question, please press the star key followed by the digit one on your touchtone telephone.  If you’re using a speakerphone for today’s conference, please make sure your mute function is turned off in order for your signal to reach our equipment.  Once again, please press star one to ask a question.

We’ll take today’s first question from Matt Litfin with William Blair & Company.

Matt Litfin:  Hello and congratulations on a strong quarter, obviously.

James Burrows:  Thank you.

Matt Litfin:  Question on the full-year guidance, which I guess you can now boil down to fourth quarter guidance.  Just a little clarification.  What is the tax rate that you’re assuming going forward?  We’ve obviously seen some movement there.

Phil Cooper:  Forty-seven percent.

Matt Litfin:  So 47 percent in the fourth, and then also as you move forward you would expect that to be kind of the company’s general tax rate?

Phil Cooper:  Yes and no.  The yes part is it’s certainly our expectation for the fourth quarter at this time.  We how – we have – we are in the process, however, of engaging outside consultants to help us work out a transfer pricing policy for the company which we hope will reduce the so-called “trap losses” problem reducing our effective tax rate next – certainly for next year.

Matt Litfin:  OK.  A question on NeuCo as well.  You know, what are you assuming there in terms of either a revenue contribution or maybe even profitability as you move forward?  And maybe you could give a little qualitative discussion of pipeline there.

James Burrows:  As we move forward, we turn – we do anticipate that we will see continued growth.  And we are assuming for (client) purposes it’ll be roughly break-even, simply because NeuCo is continuing to reinvest as it grows.  So I don’t have a precise growth number for you, but we do – we do anticipate that we’ll continue to see growth similar to what we’ve seen in the recent two or three years, but on basically a break-even basis.

Matt Litfin:  OK.

James Burrows:  In terms of qualitatively, actively at NueCo’s been very strong.  They’ve been – they were quite busy during the quarter in terms of new clients coming in and installing their product.

So NeuCo is from an underlying business point of view and with the momentum is in actually fairly strong shape in spite of the fact that the quarter results were a little bit disappointing.

Matt Litfin:  Got it.  A final question, if I could.  You saw a little seasonality in the legacy CRA consultant utilization rate as you had indicated last quarter.  Have you seen that pick back up in September toward the high 70s, toward 80 percent?  Now, I’m talking excluding InteCap here.

James Burrows:  The experience to date has been more or less consistent with what we saw in Q3.  And I would caution that you can’t really extrapolate much from a couple of weeks, which is all the information we have.

Matt Litfin:  OK.  Thanks again.

Operator:  We’ll take our next question from Jim Janesky with Ryan Beck.

Jim Janesky:  Yes, thank you.  Going back to Matt’s question on the tax rate, Phil.  If you – if you assume – and Jim commented that, you know, the business in Europe and the Middle East, you expect the pipeline to be better and for it to get better.  So wouldn’t you assume that the tax rate would go back to 43 percent once the losses turn into profits in Europe?

Phil Cooper:  Yes, I would, when it happens.

Jim Janesky:  Right, when it happens.

Phil Cooper:  Right.

Jim Janesky:  So you’re obviously still expecting losses in the November quarter, right?

Phil Cooper:  Yes.

Jim Janesky:  OK, great.  Just for clearing that up, thanks.  When you look at utilization, again, Jim, where do you think that – where do you think that, you know, starts to top out and, you know, either a level that you couldn’t go higher or that you would feel uncomfortable with running at?

James Burrows:  Well, I guess as I’ve said before, we have operated in the past fairly consistently in the 85-to-90-percent range, but the mix of business today is a little bit different than it has been historical going back five or 10 years.  So I think we’re still looking at mid 80s as a reasonable run rate that we would like to get to.

Jim Janesky:  OK.  And, you know, you had talked about in the past how, you know, the Sarbanes Act, you know, just has created additional litigation type of work, et cetera.  But do you expect that once the act – you know, companies are expected to comply by the end of 2004 – once that’s in place and, you know, some companies are found to have materially deficiencies in their accounting systems and processes, do you think that that could spur, you know, additional work for you?  And when would – when would we start to realize that type of work?

James Burrows:  Well, if those events happen, I think in a – it’s likely that some of them would lead to shareholder suits, and that would eventually lead to business for us.  ((inaudible)) (the length) of that kind of stuff is really in the years.  The more immediate effect of Sarbanes-Oxley on us is that there is a diversion of work going on away from accounting firms towards non-audit firms like us in the litigation area.

Sarbanes-Oxley has resulted in clients generally not wanting to use their own audit firms for non-audit consulting work.  They accounting firms are major providers of litigation services, and that – there definitely is a trend for that to move away from the accounting firms.

Jim Janesky:  OK.  And, you know, I know you’ve been hiring some people from those firms.  Are you finding that you’re having to “pay up” for them or, you know, are they coming with pretty reasonable compensation expectations?

James Burrows:  No, we’re not – we’re not out there paying ransoms to get people, if that’s what you’re implying.  I think we’re bringing people in at pretty much what our comp structure is and in line with our historic compensation arrangements.

Jim Janesky:  OK.

Phil Cooper:  Yes, Jim, we – we essentially represent an excellent opportunity for people to continue their career growth, you know, as there are high conflict ratios and Sarbanes-Oxley related limitations within the accounting firms.

Jim Janesky:  OK, good.  Thank you.

Operator:  As a reminder, ladies and gentlemen, if you would like to ask a question, please press star one on your touchtone telephone.  We’ll go next to Brett Manderfeld with Piper Jaffray.

Brett Manderfeld:  Good morning, guys.  My congratulations as well.  I guess kind of – kind of digging in a little bit further on U.K. operations, I’m just hopeful that you can give us a little more meat on the bones related to stemming the losses there.  I think you’d mentioned diversify away from some of the things that you’re doing right now in the – in the Middle East.  Can you dig in a little bit deeper there, please?

James Burrows:  Well, a couple of things are going on.  One is that we do believe we’ll be able to send some people back to Saudi Arabia in the fourth quarter.  We do actually have backlog there that we haven’t been able to work off.  We have some clients that have deep pockets that we could continue to get work from if we had some teams on the ground.

We’re being pretty cautious.  Obviously we’re not going to ask anybody to go against their will.  It’s strictly voluntary.  But we do have plans a foot to start scaling back up.  And that should start helping us immediately in the fourth quarter, although since we’re already several weeks into the quarter we won’t get a full quarter’s benefit of that.

Secondly, we’ve had a very active direct business development campaign with some of the big major international companies we deal with, primarily in chemical and petroleum.  We do have good client relationships with some of the household words in that industry, and we’re working on deepening those connections and getting more business.  And there’s been some progress on that front.

Finally, we are actively recruiting.  We have some senior individuals that are fairly advanced in the recruiting pipeline.  We are considering small acquisitions.  So we’re looking at a variety of ways of beefing up the operations and moving forward.  We do have a beachhead in Brussels, and that’s actually doing quite well.  So we expect that that would continue to contribute also.

Brett Manderfeld:  OK, that’s a great explanation.  Just – and relate to that utilization.  If you can’t comment on hard numbers, you know, maybe anecdotally what the utilization looks like there relative to U.S. operations.

James Burrows:  Well, it’s definitely lower.  That’s what’s causing the problem.  I don’t have a number to give you.  But there – utilization in the foreign offices in general – in general has been lower than the U.S. operations, it’s just a different mix of business.  But utilization there has been lower than our plan.

Brett Manderfeld:  OK and switching gears.  In terms of hiring expectations – you know, obviously just a few months away from your next fiscal year – would you expect to kind of continue the trend here that you’ve seen – or will expect looking into the fourth quarter.  I think you mentioned about 10-percent increase, but almost all of that I believe is coming here in the last quarter and the fourth quarter.  Would that, you know, kind of 20 percent for a full year be a number that we should target looking out to next year?

James Burrows:  We haven’t really – we’re in the middle of our business planning for next year, so it’s a little bit premature to be setting targets.  But the baseline target we would like to see over the firm long-term would be at least 10-percent head-count growth on average year to year.  Obviously we’re going to try to do above that.

And those are the – those are the kinds of – we’re trying to be in that range or higher for the planning process for next year.  We’re also doing what we can to make the hiring more smooth over the course of the year.  The difficulty there is that the entry-level hiring tends to be summer – or late summer because of the school-year effects.  So there’s a – there’s a good percentage of our staff that’s going to be (bunched) in August/September no matter what.  So some of the growth will be back-end loaded.

Brett Manderfeld:  OK, so that’s seasonal.

James Burrows:  Right.

Phil Cooper:  Brett, let me add a little bit to that.  As we mentioned, we expect to exceed 10 percent for year over year in ‘04 over ‘03.  And while we’ve done the 19 in Q3, you know, we expect to bring it up to the number that’s get in year – in Q4.  Again, because of the seasonal effect, I wouldn’t double that growth rate and apply that to the whole year.  But we are looking to add considerable number of people next year.  And, you know, we’re talking about a number in excess of 60 consultants.

James Burrows:  Just to elaborate a bit.  We have our normal planning process where we try to build in a built-in momentum of 10 percent or more head-count per year.  In addition, hiring tends to happen in spurts on top of that, because when we bring in one or several senior individuals in the business area, that will – that will often generate some hires after that as they develop business or as – or a they need people to do the business they have.  So the historical pattern is that we plan for 10 percent or more in terms business as usual, and then there are – there are events that may happen during the course of the year that might lead to – might lead to spurts above that.

Brett Manderfeld:  OK, great and final question.  Phil, I think you did a nice job of kind of explaining the changing mix in expenses related to InteCap.  Should we expect kind of similar types of margins, you know, between, you know, (passed) the services and SG&A going forward given now that InteCap is a fully integrated mix?

Phil Cooper:  Brett, the answer is yes.  I think we are directionally correct.  In other words, I believe that the gross margin will be down somewhat of the kind of movement we observed in Q3 from what we’ve seen in the past.  At the same time, it’ll be more than offset by a reduction in SG&A expense ratios.  So that our overall operating margin hopefully will be in the range that we’re targeting, which is 15 percent or better.

Brett Manderfeld:  OK, great.  Thank you, guys.

Operator:  We’ll take our next question from Dom Lacava with Adams, Harkness & Hill.

Dom Lacava:  Hi, guys.  How are you?

Phil Cooper:  Hi.

Dom Lacava:  I’m sitting in for Sandy.  I’ve got a couple of questions.  Some have been answered.  The reimbursable expenses front, is that a trend that’s going to continue?  It was up on a dollar basis, slightly down on a percent basis.  How much of that is from InteCap and what is the trend that you expect going forward?

Phil Cooper:  I think Q3 – well, as you’ve observed in the past, there is almost random volatility ...

Dom Lacava:  OK.

Phil Cooper:  .... within a narrow band.  I really would not be able to offer you a forecast of either increase or decrease at this time.  You know, it depends upon the specific mix of projects.  So I would – if I were preparing my own – your own forecast for this, I’d basically not offer any trend or expect any (trends) plus or minus.

Dom Lacava:  OK.  And then as far as turnover, have you – what have you been seeing as far as turnover at the senior level versus junior level?

James Burrows:  Turnover is – continues to be very low, other than for the junior level where they’re basically on a three-year program in many cases.

Dom Lacava:  OK.  Any notable departures from the InteCap group?

James Burrows:  No.

Dom Lacava:  No?

Phil Cooper:  No.  No, I’m not aware of any.

Dom Lacava:  OK.  And then could you give a little color on the bill rate?  If you saw an increase, what was it, and also what also what you expect in the future?

James Burrows:  We haven’t done our – gone through our (processes of) bill rates for next year.  The normal cycle for that is bill rates being changed effective December 1st.  There was an InteCap billing rate increase in July.  So for that part of our business, there may not be much of an increase in December.

Dom Lacava:  OK.

Phil Cooper:  Compared with last – you know, with prior quarters, the CRA legacy bill rate is of the order – its, you know, effective billing rate is of the order of $325 per hour.  InteCap is less than that, but, again, that doesn’t show the effect of, you know, merging our sort of billing systems and also the bill rate increase that went into effect there on July 1st and which hasn’t permeated most accounts yet.

Dom Lacava:  OK.  And one final question for now.  Utilization in the business consulting area versus litigation area.

Phil Cooper:  We typically don’t provide, you know, a sort of segment analysis.  But as Jim has said, the litigation consulting, which is more like, you know, CRA 10 years ago, runs in normal times at a much higher utilization rate than the business consulting.  Business consulting has to market.  They also have to – they – and generally bill in terms of eight-hour days.

Whereas when we’re on a litigation project, 12-hour days are not unusual, and often we’re retained on the very first phone call from a law firm or a general counsel to ask us to work on a case.  But I’d say if the firm’s average is of the order of, say, 80-81 percent, we’d expect business consulting in steady state to be of the order of 70 percent and the litigation consulting practices to be of the order of 85 percent.  And because litigation is now about three quarters of CRA, the 85 times the three-quarter weight brings the weighted up to the neighborhood of 80-81.

Dom Lacava:  OK, got you.  All right, great.  Thanks, guys.

Operator:  Next we’ll take a follow-up question from Matt Litfin with William Blair & Company.

Matt Litfin:  Hi.  A couple clean-up questions.  One is what was the cash from operations in the quarter?

Phil Cooper:  Cash from operations was about $10.4 million, cap ex was about – a little over $2 million.  So it’s a close to non-GAAP free – free cash flow figure about $8 million in the quarter, which is actually higher than the year-to-date number because there are certain payments that are – cash payments that are very large in the early quarters of the year, such as bonuses and so on.

Matt Litfin:  OK and one more, if I might.  I’m looking at – thinking about modeling share count now that you have this convertible debt outstanding, and I’m trying to take a conservative view of that and thought I’d run something by you and get your comments, given, you know, it’s a sort of a complicated and changing picture.

Assuming that the – well, the November 30 year-end period, the fourth – your fourth quarter, would not land you under the proposed new rules, and assuming that the rules are changed and so therefore dilution begins at – when the stock $40 a share at about, say, half a percent for every dollar per share above that, and – are we supposed to sort of make our own assessment of where the stock price is going to be and therefore add, say, if you say mid 40s, stock price may be 200,000 or 300,000 shares to the early-year share-count and just sort of incorporate that now?  Or how would you recommend that those of us in our shoes model this out?

Phil Cooper:  I mean, one answer is, Matt, is you’re the security analyst and I’m not.  But you have it right.  There’s – at a dollar above the $40-conversion price, that’s about 55,000 shares addition per dollar over the $40.  So, you know, my assumption would be is that you need to predict the stock price and then calculate the extra shares and then adjust your EPS.  But as you pointed out in your question, it’s about a half percent per share price.  And if the – half percent for each dollar of share price over $40.  And, you know, if – I can’t predict share price.

Matt Litfin:  I wouldn’t ask you to do that.  But I just wanted to make sure that the parameters that I was laying down were at least on the conservative side and within reason.  So ((inaudible)) …

Phil Cooper:  Yes, Matt, you’re right on the point.  You’re right on point with that.  You’ve got the metrics correct.

Matt Litfin:  OK.  Thanks and congratulations again.

Phil Cooper:  Thank you.

Operator:  This does conclude the question and answer session of today’s conference.  At this time, I’d like to turn the call back over to Mr. Burrows.

James Burrows:  Thanks, everyone.  We look forward to speaking with you next quarter.  And this concludes today’s call.

Operator:  Once again, this does conclude today’s conference.  We thank you for your participation.  You may now disconnect.

END